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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number. 1-12365

                           BA Merchant Services, Inc.
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             (Exact name of registrant as specified in its charter)

        One South Van Ness Avenue, San Francisco, CA 94103 (415) 241-3390
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Class A Common Stock, $0.01 par value
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            (Title of each class of securities covered by this Form)

                                      None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii)  [ ]
        Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)   [ ]
        Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii)  [ ]
        Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6            [ ]
        Rule 12h-3(b)(1)(i)  [X]

        Approximate number of holders of record as of the certification or notice date: One

        Pursuant to the requirements of the Securities Exchange Act of 1934 BA Merchant Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: April 28, 1999                By:   /s/ Sharif M. Bayyari
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                                          Sharif M. Bayyari
                                          President & Chief Executive Officer
                                          BA Merchant Services, Inc.